Filed pursuant to Rule 433

Registration Statement No. 333-209421

October 2, 2017

United Mexican States

Final Terms and Conditions

4.600% Notes due 2048

Issuer:	United Mexican States

Transaction:	4.600% Notes due 2048 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $1,880,000,000

Ratings:	A3(negative)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	February 10, 2048

Pricing Date:	October 2, 2017

Settlement Date:	October 10, 2017 (T+5)

Coupon:	4.600%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.697%, plus accrued interest, if any, from October 10, 2017

Yield to Maturity:	4.619%

Re-offer Spread over Benchmark:	+175 bps

Reference Benchmark Treasury:	3.000% due May 15, 2047

Reference Benchmark Treasury Price and Yield:	102-19; 2.869%

Interest Payment Dates:	February 10 and August 10 of each year, commencing February 10, 2018

Optional Redemption:	Make-Whole Call calculated at Treasuries +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $1,874,303,600

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAD29

CUSIP	91087B AD2

Joint Book- Running Managers /Allocation:	Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC	(33.33%) (33.34%) (33.33%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated October  2, 2017, for the Notes, is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312517300327/d464692d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December  31, 2016 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312517299072/0001193125-17-299072-index.htm

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at +1-866-471-2526, HSBC Securities (USA) Inc. toll-free at +1-866-811-8049 or Morgan Stanley & Co. LLC toll-free at +1-800-624-1808.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.